EXHIBIT 23.3

          CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the incorporation by reference, in this Registration Statement of Cenovus Energy Inc. (the “Registrant”) on Form S-8 (the “Registration Statement”), of our report evaluating a portion of the Registrant’s oil and gas reserves data, including estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2019, estimated using forecast prices and costs, and the information derived from our report, as incorporated by reference in the Registration Statement.

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ Michael J. Verney
Michael J. Verney, P. Eng.
Executive Vice President

Calgary, Alberta
January 4, 2021